EXHIBIT 99.1

NEWS RELEASE
Contact:	Marguerite Copel Vice President, Corporate Communications (214) 721-1273 Barry Sievert Sr. Director of Investor Relations (214) 303-3437
DEAN FOODS COMPANY INCREASES SHARE REPURCHASE AUTHORIZATION BY $300 MILLION
DALLAS, November 29, 2006 — Dean Foods Company (NYSE: DF) today announced that its Board of Directors has increased the company’s authorization under its open market share repurchase program by $300 million. With the increase announced today, a total of $321 million remains available under the company’s share repurchase authorization.
Pursuant to the program, the company may, from time to time, purchase shares of its common stock, subject to compliance with applicable law.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to the Company’s potential use of cash and share repurchases. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
ABOUT DEAN FOODS
Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk(R) soymilk, Horizon Organic(R) milk and other dairy products and International Delight(R) coffee creamers. WhiteWave Foods’ Rachel’s Organic(R) brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom. Dean Foods is also one of the largest processors and distributors of fluid milk in Spain and Portugal.
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